Exhibit 99.1



                        PRESS RELEASE


FOR IMMEDIATE RELEASE              Contact:  Peter J. Meier, CFO
                                             Phone:   (610) 359-6903
                                             Fax:     (610) 359-6906

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS FIRST QUARTER
RESULTS AND ANNOUNCES 25% INCREASE IN CASH DIVIDEND.

Broomall, Pennsylvania. May 2, 2007 - Alliance Bancorp, Inc. of Pennsylvania (the "Company") (NASDAQ Global Market: ALLB) announced today results for the quarter ended March 31, 2007. The Company also announced that its Board of Directors increased the regular quarterly cash dividend on the common stock of the Company 25% from $.04 to $.05, payable on May 25, 2007 to the shareholders of record at the close of business on May 11, 2007.

The Company reported net income of $384,000 or $.05 per diluted share for the quarter ended March 31, 2007 as compared to $382,000 or $.05 per diluted share for the quarter ended March 31, 2006 (prior period share amounts have been adjusted for the exchange and additional share issuance in our reorganization and offering completed on January 30, 2007). Net interest income decreased $62,000 or 2.4% to $2.6 million and other income decreased $97,000 or 23.5% to $315,000 for the quarter ended March 31, 2007 as compared to the same period in 2006. Other expenses decreased $187,000 or 7.0% to $2.5 million and the provision for income taxes increased $26,000 for the quarter ended March 31, 2007 as compared to the same period in 2006. The decrease in net interest income was primarily due to an increase in interest expense on customer deposits and the decrease in other income was primarily due to prior-year gain on sale of other real estate owned. The decrease in other expenses primarily resulted from decreases in salaries and employee benefits as well as advertising and marketing costs.

The Company's total assets increased $8.8 million or 2.1% to $419.2 million at March 31, 2007 as compared to $410.3 million at December 31, 2006. Cash and cash equivalents increased $5.7 million or 11.7% to $54.0 million, investment and mortgage-backed securities increased $1.7 million or 1.6% to $104.6 million and net loans receivable increased $1.9 million or 0.8% to $237.7 million at March 31, 2007. Customer deposits decreased $7.5 million or 2.3% to $326.3 million at March 31, 2007 from $333.8 million at December 31, 2006. Total stockholders' equity amounted to $49.6 million or 11.8% of total assets at March 31, 2007. Nonperforming assets increased to $2.0 million or 0.5% of total assets at March 31, 2007 as compared to $1.6 million or 0.4% of total assets at December 31, 2006. The nonperforming assets at March 31, 2007 included $2.0 million in nonperforming loans of which $1.9 million was secured by single-family residential real estate and $56,000 was student loans guaranteed by the U.S. Government. The allowance for loan losses was $2.7 million or 136.9% of nonperforming loans at March 31, 2007 as compared to $2.7 million or 174.4% at December 31, 2006.

Dennis D. Cirucci, President and Chief Executive Officer of the Company, stated, "Viewed as a continuation of the dividend policy of Alliance Bank, this will be our 48th consecutive cash dividend and we are pleased to increase our initial cash dividends as Alliance Bancorp 25% from $.04 to $.05 for this quarter. Our strong capital base and continued profitability afford us the opportunity to pay another consecutive quarterly cash dividend. Such action demonstrates our commitment to and confidence in our future prospects."

Alliance Bancorp, Inc. of Pennsylvania is the recently-formed "mid-tier" holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania. Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend'" "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."



Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

                          # # # # #


                    ALLIANCE BANCORP, INC. OF PENNSYLVANIA

                 UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands except per share data)

                                                     Three Months Ended
                                                            March 31,
                                                     ------------------
                                                      2007        2006
                                                     ------      ------
Interest income                                      $5,923      $5,189
Interest expense                                      3,349       2,553
                                                     ------      ------
Net interest income                                   2,574       2,636
Provision for loan losses                                15          15
Other income                                            315         412
Other expenses                                        2,474       2,661
                                                     ------      ------
Income before income taxes                              400         372
Income tax expense (benefit)                             16         (10)
                                                     ------      ------
Net income                                           $  384      $  382
                                                     ======      ======
Basic earnings per share (1)                          $0.05       $0.05
                                                     ======      ======
Diluted earnings per share (1)                        $0.05       $0.05
                                                     ======      ======


(1) Prior period share amounts have been adjusted for the exchange and additional share issuance in our reorganization and offering completed on January 30, 2007.


______________________________________________________________________________

                      UNAUDITED SELECTED FINANCIAL DATA
                               (In thousands)

                                                   March 31,    Dec. 31,
                                                   ---------    --------
                                                      2007        2006
                                                   ---------    --------
Total assets                                       $419,159     $410,350
Cash and cash equivalents                            53,952       48,282
Investment and mortgage-backed securities           104,608      102,940
Loans receivable - net                              237,685      235,761
Deposits                                            326,287      333,802
Total borrowings                                     37,463       37,210
Total stockholders' equity                           49,585       33,500